Exhibit 10.4

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Executive Vice President, Worldwide Sales & Operations

Q2-Q4 2012 Quarterly Bonus Plan

Name: Donald W. Hunt (the “Plan Participant”)

Term: April 1, 2012 – December 31, 2012

Field Margin Bonus Rate: 0.5935% (applied quarterly to Field Margin in excess of USD [***])

This document (the “Plan”) constitutes the full terms and conditions of your quarterly bonus plan for Q2-Q4 2012, supersedes all oral communications and prior writings with respect thereto, and is subject in its entirety to approval by the stockholders of MicroStrategy Incorporated (the “Company”) of material terms for the payment of executive incentive compensation that allow for the payment of incentive compensation based on “Field Margin”, as defined below.

As Executive Vice President, Worldwide Sales & Operations of the Company, you are eligible to earn a quarterly bonus (the “Field Margin Bonus”), as provided in Section I below.

I.	Field Margin Bonus

a.	Any Field Margin Bonus for each of Q2, Q3, and Q4 2012 shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) by multiplying (i) the Field Margin Bonus Rate by (ii) the amount by which Field Margin (as defined below) for the applicable quarter exceeds USD [***] ($[***]).

b.	“Field Margin” is defined as consolidated gross profit, less sales and marketing expense for the core BI business (i.e., MicroStrategy’s business intelligence software and services business unit, which excludes sales and marketing expense attributable to MicroStrategy’s Angel.com business) as calculated in accordance with GAAP and shown in MicroStrategy’s Consolidated Statements of Operations by business unit for a given quarter.

II.	General Terms

a.	MicroStrategy reserves the right to modify, suspend or terminate this Plan or any bonus payment in whole or in part, at any time, with or without prior notice or reason. For example, a bonus may be modified due to a financial accrual adjustment from a prior quarter.

b.	No bonus shall be earned by or paid to Plan Participant under this Plan with respect to a particular quarter unless and until:

(i) the Company’s stockholders approve material terms for the payment of executive incentive compensation that allow for the payment of incentive compensation based on Field Margin; and

(ii) the Compensation Committee certifies in writing the Field Margin Bonus amount for the applicable quarter, if any.

c.	If Plan Participant’s employment with MicroStrategy terminates (regardless of the reason or cause of the employment termination) prior to payment of a Field Margin Bonus, no such bonus shall be earned by or paid to Plan Participant under this Plan unless determined otherwise by MicroStrategy in its sole discretion.

d.	Plan Participant is not eligible for the payment of any bonus for any transaction unless: (a) a formal quote was submitted using the MicroStrategy Quote System that clearly describes each term and condition of the proposed transaction and is in full compliance with the MicroStrategy Quote System Policy; (b) the submitted quote was approved in advance of any discussion with the customer about the terms and conditions of that transaction; (c) all pricing communications with the customer include the official quote approved in the quote system; and (d) the final transaction is identical in all respects to the approved quote.

e.	Bonus payments are contingent upon:

(i)	The Plan Participant’s full compliance with all MicroStrategy policies as required by his Directorate, including but not limited to the MicroStrategy Code of Conduct, MicroStrategy Revenue Recognition Policy, MicroStrategy Quote System Policy, and the Contracts Negotiation and Approval Policy;

(ii)	Completion of all activities in the Field Sales Portal; and

(iii)	Plan Participant’s accurate and timely completion and submission of all required Representation Letters and Sales Portal Disclosure Questions.

f.	MicroStrategy reserves the right to delay, withhold or suspend any bonuses pending MicroStrategy’s determination of whether each of the above requirements (and all other bonus eligibility requirements set forth herein) have been met. MicroStrategy may recover any bonuses paid to Plan Participant if MicroStrategy subsequently determines that Plan Participant did not meet one or more of the eligibility requirements described in this Plan, or otherwise should not have received the bonus payment.

g.	MicroStrategy shall have sole responsibility for the administration, interpretation, and implementation of this Plan. Plan Participant must raise with the Executive Vice President, Human Resources any issues he has concerning his bonus statement within 60 days from receipt of the statement. All decisions and determinations by MicroStrategy relating to the Plan and any bonuses shall, however, be final.

h.	This Plan is not an employment contract and does not guarantee or create any expectation of employment. Participation in this Plan does not grant Plan Participant the right to continued employment or any right to continuation in Plan Participant’s job assignment.

i.	Notwithstanding anything to the contrary set forth herein, in the event that the sum of the amount of the maintenance bonus calculated under your 2012 Annual Maintenance Bonus Plan and the aggregate amount of the Field Margin Bonuses calculated hereunder for each of Q2, Q3, and Q4 2012 (collectively, the “Aggregate Bonus Amount”) would exceed $8,000,000, the Compensation Committee shall reduce one or more such bonuses to the extent necessary such that the Aggregate Bonus Amount is less than or equal to $8,000,000.